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                                                                   Exhibit 10.14


                              TAX SHARING AGREEMENT

               This AGREEMENT is dated as of July 31, 2000, between Siemens Corporation, a Delaware corporation ("Siemens"), and Unisphere Solutions, Inc., a Delaware corporation ("USI").

                                   WITNESSETH

               WHEREAS, Siemens and USI have joined in the filing of a consolidated income tax return for a group of affiliated companies of which Siemens is the common parent and USI is a member (the "Siemens Affiliated Group"); and

               WHEREAS, it is the intent and desire of Siemens and USI in this Agreement to provide for the amount and time of payments by USI to Siemens and for the amount and time of payments by Siemens to USI with respect to U.S. federal, state and local income taxes;

               NOW, THEREFORE, Siemens and USI, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

1. DEFINITIONS

         (a) "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any law which may be a successor thereto. A reference to any section of the Code means such section (or comparable provision of a successor law) as in effect from time to time.

         (b) "Former Member" shall mean USI or any USI Subsidiary which is no longer included in any Siemens Consolidated Tax Return.

         (c) "IPO" means a private placement or initial public offering of shares of USI or any direct or indirect subsidiary of USI.

         (d) "Separate Return Tax Liability" shall have the meaning ascribed thereto in Paragraph 3(b)(i).

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         (e) "Siemens Consolidated Return Liability" shall have the meaning ascribed thereto in Paragraph 3(a).

         (f) "Siemens Consolidated Tax Return" shall have the meaning ascribed thereto in Paragraph 2(a).

         (g) "Tax" or "Taxes" means U.S. federal, state and local income taxes, together with interest, penalties and other additions thereto, imposed by the relevant Taxing Authority.

         (h) "Tax Attribute" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, targeted jobs tax credit, credit for research activities, charitable deduction, deduction for worthless stock or securities or any other credit or tax attribute (or carryforward or carryback thereof) which could reduce any Tax;

         (i) "Taxing Authority" means the Internal Revenue Service ("IRS") or any other domestic governmental authority responsible for the administration of any Tax.

         (j) "Tax Liability" shall have the meaning ascribed thereto in Paragraph 3(b)(ii).

         (k) "Tax Return" means any return, filing, or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns that may be filed for any taxable period (or portion thereof) with any Taxing Authority in connection with any Tax or Taxes (whether or not payment is required to be made with respect to such filing).

         (l) "USI Subsidiary" means a corporation, or any other entity which is classified as a corporation for U.S. federal income tax purposes, which is controlled, directly or indirectly, by USI.

         (m) "Utilized Tax Attributes" shall have the meaning ascribed thereto in Paragraph 4(b).


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2. SIEMENS CONSOLIDATED TAX RETURN

         (a) Subject to Paragraph 8 hereof, Siemens shall continue to file consolidated income Tax Returns pursuant to Section 1501 of the Code or similar provisions of any state or local law, including any combined filing provisions (each a "Siemens Consolidated Tax Return")). In connection therewith, USI and the USI Subsidiaries shall be included in the Siemens Consolidated Tax Returns until such time as USI or a USI Subsidiary ceases to be eligible to be so included (which disaffiliation of USI or the USI Subsidiary may be the result of actions taken by Siemens at its sole discretion).

         (b) For any taxable year (or portion thereof) in which USI is included as a member in a Siemens Consolidated Tax Return, Siemens shall be responsible for managing the filing of the Siemens Consolidated Tax Returns and for determining the appropriate strategy for handling audits and disputes with Tax Authorities. Except as otherwise expressly provided herein, Siemens shall be responsible for the final determination of all computations required under this Agreement. Unless agreed in advance by Siemens, USI and the USI Subsidiaries shall not take any Tax reporting position or claim any Tax Attribute, or agree with a Taxing Authority as to any such position or the allowance of a Tax Attribute, which is inconsistent with a prior Tax reporting position or claim of a Tax Attribute by Siemens or any entity included in a Siemens Consolidated Tax Return in which USI or a USI Subsidiary is included as a member.

         (c) USI and the USI Subsidiaries shall furnish Siemens upon request with Tax Return packages, work papers, and other requested information and documentation relevant for the preparation of the Siemens Consolidated Tax Returns and other U.S. federal, state and local Tax Returns (the "Tax Data"). At least 45 days prior to the due date (including extensions) of a Siemens Consolidated Tax Return, Siemens shall provide a copy of such Tax Return to USI and permit USI to verify that the Tax Data submitted by USI and the USI Subsidiaries is accurately reflected on such Tax Return. Siemens will provide USI with a schedule with respect to each Siemens Consolidated Tax Return setting forth the


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differences, if any, between the Tax Data submitted by USI and the USI subsidiaries and the information reported on such Tax Return (each a "Tax Schedule").

         (d) If USI owns or acquires, directly or indirectly, a USI Subsidiary, USI will cause the USI Subsidiary to become a party to this Agreement and to agree to be bound by its terms and provisions.

3. CALCULATION OF TAX LIABILITY

         (a) Except to the extent otherwise provided in this Agreement, Siemens shall be liable for all Taxes due in respect of all Siemens Consolidated Tax Returns, subject to reimbursement from USI as contemplated by this Paragraph 3 (the "Siemens Consolidated Return Liability").

         (b) The portion of the Siemens Consolidated Return Liability which is payable by USI and the USI Subsidiaries shall be determined in the following manner:

                  (i) Commencing with the period beginning on the date of closing of an IPO, with respect to any taxable period (or portion thereof) during which USI is included in any Siemens Consolidated Tax Return, the Tax Liability (as defined below) of USI and the USI Subsidiaries for such taxable period for such Tax Return shall be determined on a hypothetical separate Tax Return basis as if USI and the USI Subsidiaries were not included in such Siemens Consolidated Tax Return commencing on the date of the IPO. To the extent USI and/or any of the USI Subsidiaries could have filed a separate consolidated or combined Tax Return for such taxable period, the hypothetical separate Tax Liability shall be computed on such a basis. (This hypothetical consolidated or combined Tax Liability, together with the hypothetical separate Tax Liability of USI and any USI Subsidiaries which could not be included in the hypothetical consolidated or combined Tax Return, is referred to as the "Separate Return Tax Liability.")

                  (ii) For purposes of subparagraph (i), "Tax Liability" shall be the federal, state and local Tax liability determined in a manner consistent with the computation of the Siemens Consolidated



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Return Liability based on taxable income reduced by any loss carryforwards and dividends received deduction, multiplied by the applicable Tax rate, less any Tax credits, plus any alternative minimum Tax, as defined in Section 55 of the Code or any similar state or local Tax, plus or minus any additional adjustments required to compute the final Tax Liability under the appropriate Tax law. In addition, the following modifications shall apply: (A) where the Siemens Consolidated Return Liability with respect to state or local Taxes is computed using an apportionment ratio based on the combined factors of the entities included in such Tax Return (the "group apportionment ratio"), the apportionment of net income or loss to USI or the relevant USI Subsidiary shall be accomplished using the group apportionment ratios and not the separate apportionment ratio of such entity, (B) items of income, expense, gain or loss that are determined on a consolidated basis in the calculation of Siemens Consolidated Tax Return Liability shall retain the character resulting in the consolidated computation for purposes of determining Tax Liability (such as characterizations under Section 1231 of the Code), (C) elections as to tax credits and tax computations which may have been different from the consolidated treatment if separate returns were filed shall be made on an annual basis by Siemens; (D) estimated Tax payments made pursuant to Paragraph 4(a) of this Agreement shall not be included in the computation of Separate Return Tax Liability; and (E) to the extent Siemens makes a payment in respect of a Tax Attribute pursuant to Paragraph 4(b), such Tax Attribute shall be excluded in determining present or future Separate Return Tax Liability.

                  (iii) In the case of a relevant taxable period which is less than a complete taxable year, the Separate Return Tax Liability and Tax Attributes of USI and the USI Subsidiaries shall be determined by prorating the Tax Liability or Tax Attributes for the complete taxable year based on the ratio of the number of days included in such taxable period to the number of days in the taxable year or by such other method as is agreed by both Siemens and USI.

         (c) During all periods in which USI is included in a Siemens Consolidated Tax Return, Siemens shall calculate the Separate Return Tax Liability on a quarterly basis. In addition, Siemens shall



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make a final calculation of the Separate Return Tax Liability for the taxable year and, upon written request, shall submit such calculation to USI for its review by the later of seven days after the request or 15 days prior to the due date (including extensions) for the filing of the relevant Siemens Consolidated Tax Return for such taxable year. For periods after USI ceases to be included in any Siemens Consolidated Tax Return and computations of the Tax Liabilities of USI or any USI Subsidiary are relevant under Paragraphs 3, 4 or 5 of this Agreement, USI shall prepare a computation of the relevant actual and hypothetical Tax Liabilities of it and the USI Subsidiaries (or a computation similar to the Separate Return Tax Liability computation if USI is a member, but not the parent corporation, of a separate group filing consolidated Tax Returns) and submit such computations and supporting documentation to Siemens for its review. The parties agree that in the event of a disagreement in such computations which is not resolved within 90 days, they will submit their dispute to a mutually satisfactory "big five" accounting firm (or other mutually acceptable accounting firm) for its determination, which determination shall be final and binding on both parties.

4. PAYMENT

         (a) USI shall pay to Siemens the amount of the Separate Return Tax Liability for USI and the USI Subsidiaries, as determined under Paragraph 3, subject to any adjustments under Paragraph 6 of this Agreement. Payments shall be made no later than the business day immediately preceding the business day which is the due date (including extensions) for Siemens' payment of estimated U.S. federal, state or local income Tax, as applicable. Such payments shall be credited toward the Separate Return Tax Liability for such taxable year. Within 60 days prior to the filing of a Siemens Consolidated Tax Return, USI shall pay to Siemens the unpaid portion of its Separate Return Tax Liability, if any, for such taxable year (or portion thereof) with respect to such Tax Return. In the event the payments of estimated Tax to Siemens for any taxable year exceed the Separate Return Tax Liability for such taxable year, the excess shall be refunded by Siemens to USI within 60 days after the due date (including extensions) of relevant Siemens Consolidated Tax Return.



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         (b) Siemens shall pay to USI the amount of any reduction of Siemens
Consolidated Tax Liability attributable to any Tax Attributes of USI or the USI Subsidiaries attributable to taxable periods after the date of closing of the IPO and which serve or have served to reduce or eliminate the Siemens Consolidated Return Liability, but which were not applied to reduce or eliminate the Separate Return Tax Liability for any taxable period (the "Utilized Tax Attributes"); provided, however, that Siemens shall be liable for such a payment only if and to the extent that USI or any USI Subsidiary would have been able to use such Tax Attribute to reduce or eliminate its Separate Return Tax Liability (if USI is still included in a Siemens Consolidated Tax Return) or its actual Tax liability (if USI is not included in a Siemens Consolidated Tax Return) had such Tax Attribute not already been applied to reduce or eliminate the Siemens Consolidated Return Liability. Such payment shall be due and payable by Siemens on the due date (including extensions) of the Siemens Consolidated Tax Return or the separate Tax Return on which USI, or the USI Subsidiary whose Tax Attribute was absorbed, would have been able to use the Utilized Tax Attribute on a separate return basis. The amount of such payment shall be equal to the Tax benefit that USI or the USI Subsidiary, as applicable, would have received on a separate return basis in the taxable year in which such Tax benefit could have been used.

               For the avoidance of doubt, in determining the taxable period in which a Former Member could have used the Utilized Tax Attribute on a separate return basis, any Tax Attribute incurred by the Former Member after it ceased to be included in a Siemens Consolidated Tax Return, shall be applied first against the taxable income of such Former Member.

         (c) Notwithstanding any other paragraph or provision of this Agreement, if Siemens claims or uses a Tax Attribute on a Siemens Consolidated Tax Return which arose prior to the date of the first IPO and subsequently it is determined by the parties or a Taxing Authority that all or a portion of such Tax Attribute is properly attributable or allowable to USI or a USI Subsidiary on or after the date of such IPO, then (i) if such Tax Attribute is claimed or used while USI is still included in a Siemens Consolidated Tax Return, the computation of Tax Liability under Paragraph 3(b) shall be made without



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regard to such Tax Attribute, and (ii) if all or a portion of such Tax Attribute is claimed or used in a taxable period after USI ceases to be included in a Siemens Consolidated Tax Return, USI shall pay to Siemens the amount of the actual reduction in Taxes of USI or a USI Subsidiary attributable to the use of such Tax Attribute. Such payment shall be due and payable by USI on the due date (including extensions) of the Tax Return of USI or the USI Subsidiary on which such Tax Attribute was claimed or used.

5. ADJUSTMENTS/CONTESTS

         (a) Siemens shall be solely responsible for, and shall have sole and absolute discretion with respect to, claiming, agreeing to, contesting or settling any adjustments to the Siemens Consolidated Return Liability. Siemens shall pay any deficiencies in, or receive any refunds with respect to, any Siemens Consolidated Return Liability for any taxable year. Siemens, on one hand, and USI or any USI Subsidiary, on the other hand, shall promptly notify the other in writing upon the commencement of any Tax audit, administrative or judicial proceeding, or other similar matter (a "contest") that could affect the Siemens Affiliated Group or USI or any USI Subsidiary. Each such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from the relevant Taxing Authority. Siemens shall be entitled to conduct and control any such contest. Siemens will allow USI an opportunity to review and comment upon any settlement, agreement, discharge or compromise proposed by a Taxing Authority with respect to the Siemens Consolidated Return Liability to the extent it may adversely impact the Tax liability of USI or a USI Subsidiary. USI and the USI Subsidiaries shall cooperate and provide Siemens reasonable access to books, records and other information needed in connection with any contest related to periods in which USI or the relevant USI Subsidiary was included in a Siemens Consolidated Tax Return.

         (b) In the event such adjustments are made, the amounts to be paid or received by USI pursuant to Paragraph 4 shall be recomputed and Siemens shall pay to USI (or any USI Subsidiary) or



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USI (or any USI Subsidiary) shall pay to Siemens, as the case may be, the amount of any differences plus a pro rata share of any interest or penalties not later than 90 days after the date of any such payment or receipt to or from the Taxing Authority; provided, however, that to the extent such adjustment results from a Tax position taken by Siemens contrary to the Tax Data provided by USI on a USI Subsidiary, as shown on a Tax Schedule, the interest or penalties attributable to such adjustment shall be solely for the account of Siemens.

6. Disaffiliation

         (a) If USI or any of the USI Subsidiaries ceases to be included in a Siemens Consolidated Tax Return, this Agreement shall continue to apply with respect to any taxable period in which the income of the Former Member is included in a Siemens Consolidated Tax Return or in which such Former Member uses a Tax Attribute described in Paragraph 4(c). The Former Member shall remain liable to Siemens for any payments required under this Agreement, including, but not limited to, payments of Tax and estimated Tax for periods in which the Former Member's income is included in a Siemens Consolidated Tax Return and payments attributable to adjustments referred to in Paragraph 5 of this Agreement.

         (b) Siemens shall continue to make payments, if any, to a Former Member pursuant to Paragraphs 4(b) and 5 of this Agreement.

7. Payment of Funds

        Payments due to or from a party under this Agreement may be netted by a party, but no party shall be entitled to apply any amounts due to it pursuant to this Agreement against any other amounts payable to the other party. Siemens may designate a member to act on its behalf in receiving and disbursing funds between or among the members. Such designation, if made in writing, shall continue in force until rescinded.

8. Coverage


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         This Agreement shall cover all taxable periods commencing on or after the date of closing of the first IPO and shall continue for all subsequent taxable periods for which USI is a member of the Siemens Affiliated Group; it being understood that, subject to the provisions of applicable law, Siemens shall have sole and absolute discretion whether to file a Siemens Consolidated Tax Return for any taxable period.

9. AMENDMENT; TERMINATION; SURVIVAL

         (a) This Agreement may be amended or terminated in whole or in part only by a written instrument signed by all the parties hereto, including any corporation that becomes a party after the effective date of this Agreement.

         (b) Paragraphs 5 and 6 shall survive the termination of this Agreement.

10. UNENFORCEABILITY

         In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, unless the unenforceability or invalidity thereof causes a substantial departure from the underlying intent and sense of the remainder of this Agreement, the validity and enforceability of the remaining provision shall not be affected thereby, except those remaining provisions of which the unenforceable or invalid provisions comprise an integral part or from which they are otherwise clearly inseparable. In the event any provision is held unenforceable or invalid, the parties shall use their best efforts to agree upon an enforceable and valid provision which shall be a reasonable substitute for such unenforceable or invalid provision in light of the purpose of this Agreement and, upon so agreeing, shall incorporate such substitute provision in this Agreement.


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11. CHOICE OF LAW

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SIEMENS CORPORATION                         UNISPHERE SOLUTIONS, INC.


By: /s/ George Pompetzki                    By: /s/ John J. Connolly
    -----------------------                    ----------------------------
Name: George Pompetzki                      Name: John J. Connolly
Title: Vice President, Taxes                Title: V.P. & CFO



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